Exhibit 99.1

PROXY SOLICITED FOR SPECIAL MEETING

OF SHAREHOLDERS OF

FIRST CAROLINA BANCSHARES CORPORATION

To be held on Tuesday, November 17, 2026

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints R. W. DeMaurice, III and Vera B. Herbert his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of First Carolina Bancshares Corporation (the “Company”) held of record by the undersigned at the close of business on October 7, 2026, that the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held on Tuesday, November 17, 2026, at 11:00 a.m. local time, at 185 West Evans St., Florence, South Carolina and at any adjournment, upon the matters described in the accompanying Notice of Special Meeting of Shareholders, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Special Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “for” Proposal No. 1 to approve the Agreement and Plan of Merger and Reorganization, dated as of July 13, 2026, pursuant to which the Company will merge with and into First Bancorp, a North Carolina corporation, with each outstanding share of the Company’s common stock being converted into the right to receive the merger consideration, subject to the terms and conditions of the merger agreement, each as more fully described in the accompanying proxy statement/prospectus; and (ii) “for” Proposal No. 2 to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal. The board of directors of First Carolina unanimously recommends a vote “FOR” both proposals.

1.	PROPOSAL to approve the Agreement and Plan of Merger and Reorganization, dated as of July 13, 2026, pursuant to which the Company will merge with and into First Bancorp, a North Carolina corporation, with each outstanding share of the Company’s common stock being converted into the right to receive the merger consideration, subject to the terms and conditions of the merger agreement, each as more fully described in the accompanying proxy statement/prospectus

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	PROPOSAL to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:	Dated:

Signature of Shareholder(s)	Signature of Shareholder(s)

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your certificate, each owner should sign. When signing as trustee, executor, administrator, custodian, guardian, attorney-in-fact, or in any other representative or fiduciary capacity, please give your full title as such. For trusts, sign as: “[Name], Trustee” or “[Name], as Trustee of the [Trust Name]” (e.g., “John Smith, Trustee of the Smith Family Trust dated January 1, 2020”). For estates, sign as: “[Name], Executor” or “[Name], Administrator of the Estate of [Decedent’s Name].” For custodial accounts, sign as: “[Name], Custodian for [Minor’s Name] under [State] UTMA.” If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in the partnership name by an authorized partner.

PROXY CARD